PRENTISS PROPERTIES TRUST
CONSOLIDATED BALANCE SHEETS
(Unaudited)
 (in thousands, except share and per share amounts)

	September 30,	December 31,
	2005	2004
ASSETS
Operating real estate:
Land	$324,878	$341,321
Buildings and improvements	1,636,723	1,789,043
Less: accumulated depreciation	(211,686)	(234,007)

	1,749,915	1,896,357
Properties and related assets held for sale, net	321,365	—
Construction in progress	38,871	23,417
Land held for development	63,786	59,014
Deferred charges and other assets, net	253,137	260,283
Notes receivable	—	1,500
Accounts receivable, net	45,141	55,772
Cash and cash equivalents	8,813	8,586
Escrowed cash	44,949	9,584
Investments in securities and insurance contracts	5,208	3,279
Investments in unconsolidated joint ventures and subsidiaries	7,139	12,943
Interest rate hedges	7,462	2,804

Total assets	$2,545,786	$2,333,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages and notes payable	$1,234,829	$1,191,911
Mortgages and notes payable related to properties held for sale	121,801	—
Interest rate hedges	385	3,850
Accounts payable and other liabilities	85,487	105,304
Accounts payable and other liabilities related to properties held for sale	14,480	—
Distributions payable	28,476	28,103

Total liabilities	1,485,458	1,329,168

Minority interest in operating partnership	34,856	24,990

Minority interest in real estate partnerships	52,262	35,792

Commitments and contingencies
Preferred shares $.01 par value, 20,000,000 shares authorized, 2,823,585 and 3,773,585 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	74,825	100,000
Common shares $.01 par value, 100,000,000 shares authorized, 49,562,335 and 48,268,845 (includes 3,294,951 and 3,286,957 in treasury) shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	496	483
Additional paid-in capital	1,066,042	1,020,917
Common shares in treasury at cost 3,294,951 and 3,286,957 shares at September 30, 2005 and December 31, 2004, respectively	(83,468)	(82,694)
Unearned compensation	(4,910)	(3,386)
Accumulated other comprehensive income	7,710	(302)
Distributions in excess of earnings	(87,485)	(91,429)

Total shareholders’ equity	973,210	943,589

Total liabilities and shareholders’ equity	$2,545,786	$2,333,539

The accompanying notes are an integral part of these consolidated financial statements.

PRENTISS PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
 (in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Rental income	$86,490	$76,032	$244,605	$219,244
Service business and other income	3,530	3,215	10,054	9,590

	90,020	79,247	254,659	228,834

Operating expenses:
Property operating and maintenance	24,008	19,881	66,745	55,341
Real estate taxes	8,320	6,441	23,784	20,064
General and administrative and personnel costs	4,997	3,423	11,569	8,793
Expenses of service business	3,099	2,670	8,646	6,785
Depreciation and amortization	23,242	20,014	64,354	56,085

	63,666	52,429	175,098	147,068

Other expenses:
Interest expense	19,294	15,795	52,772	45,454
Amortization of deferred financing costs	657	646	1,916	1,779

	19,951	16,441	54,688	47,233

Income from continuing operations before equity in income/(loss) of unconsolidated joint ventures and subsidiaries, loss on investment in securities, loss from impairment of mortgage loan and minority interests	6,403	10,377	24,873	34,533
Equity in income/(loss) of unconsolidated joint ventures and subsidiaries	697	616	(148)	1,790
Loss on investment in securities	—	—	—	(420)
Loss from impairment of mortgage loan	—	—	(500)	—
Minority interests	(18)	(141)	(487)	(1,948)

Income from continuing operations	7,082	10,852	23,738	33,955

Discontinued operations:
(Loss)/income from discontinued operations	(5,794)	3,661	(738)	10,860
Gain/(loss) from disposition of discontinued operations	65,756	(1,821)	65,773	8,364
Loss from debt defeasance related to sale of real estate	(68)	—	(68)	(5,316)
Minority interests related to discontinued operations	(2,163)	(138)	(2,371)	(740)

	57,731	1,702	62,596	13,168

Income before gain on sale of land and an interest in a real estate partnership	64,813	12,554	86,334	47,123
Gain on sale of land and an interest in a real estate partnership	—	—	—	1,222

Net income	$64,813	$12,554	$86,334	$48,345
Preferred dividends	(1,581)	(2,113)	(5,807)	(7,939)

Net income applicable to common shareholders	$63,232	$10,441	$80,527	$40,406

Basic earnings per common share:
Income from continuing operations applicable to common shareholders	$0.15	$0.19	$0.48	$0.61
Discontinued operations	1.18	0.04	1.29	0.30

Net income applicable to common shareholders — basic	$1.33	$0.23	$1.77	$0.91

Weighted average number of common shares outstanding — basic	45,795	44,691	45,197	44,170

Diluted earnings per common share:
Income from continuing operations applicable to common shareholders	$0.14	$0.19	$0.48	$0.61
Discontinued operations	1.18	0.04	1.28	0.30

Net income applicable to common shareholders — diluted	$1.32	$0.23	$1.76	$0.91

Weighted average number of common shares and common share equivalents outstanding — diluted	46,129	44,882	45,459	44,358

The accompanying notes are an integral part of these consolidated financial statements.

PRENTISS PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
 (dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income	$64,813	$12,554	$86,334	$48,345
Unrealized gains and losses on securities:
Unrealized gains/(losses) arising during the period	147	(55)	128	(27)
Unrealized gains and losses on interest rate hedges:
Unrealized gains/(losses) arising during the period	4,622	(7,516)	5,235	(5,179)
Reclassification of losses on qualifying cash flow hedges into earnings	342	2,946	2,649	8,343

Other comprehensive income	5,111	(4,625)	8,012	3,137

Comprehensive income	$69,924	$7,929	$94,346	$51,482

The accompanying notes are an integral part of these consolidated financial statements.

PRENTISS PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
 (dollars in thousands)

	Nine Months Ended
	September 30,
	2005	2004
Cash Flows from Operating Activities:
Net income	$86,334	$48,345
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests	2,858	2,688
Gain from disposition	(65,773)	(8,364)
Gain on sale of land and an interest in a real estate partnership	—	(1,222)
Loss on impairment of discontinued operations	10,196	—
Loss on debt extinguishment/defeasance	68	5,316
Loss on investment in securities	—	420
Loss on impairment of mortgage loan	500	—
Provision for doubtful accounts	328	(3,698)
Depreciation and amortization	77,114	71,531
Amortization of deferred financing costs	1,957	1,784
Non-cash compensation	3,631	2,229
Gain on derivative financial instruments	(240)	(242)
Changes in assets and liabilities:
Deferred charges and other assets	(8,364)	(9,933)
Accounts receivable	(9,884)	(6,754)
Escrowed cash	1,376	2,334
Accounts payable and other liabilities	(7,997)	1,233

Net cash provided by operating activities	92,104	105,667

Cash Flows from Investing Activities:
Development/redevelopment of real estate	(21,665)	(9,394)
Purchase of real estate	(174,826)	(189,932)
Capital expenditures for in-service properties	(40,207)	(34,643)
Distributions in excess of earnings of unconsolidated joint ventures	1,461	13
Proceeds from the sale of a joint venture interest in a real estate partnership	—	69,338
Proceeds received from sale/repayment of notes receivable	1,000	10,464
Proceeds from the sale of investment	—	1,107
Proceeds from the sale of real estate	129,469	132,489
Investments in securities and insurance contracts	(918)	(729)
Investments in unconsolidated subsidiaries	(17,050)	—

Net cash used in investing activities	(122,736)	(21,287)

Cash Flows from Financing Activities:
Net proceeds from sale of common shares	3,173	64,990
Net proceeds from sale of treasury shares	964	—
Redemption of series E preferred units	—	(10,000)
Redemption of series B preferred units	—	(95,000)
Repurchase of treasury shares	(275)	—
Capital contribution from minority interest partners in consolidated joint ventures	32,606	11,034
Repurchase of operating partnership common units	—	(891)
Distributions paid to limited partners	(19,620)	(51,361)
Distributions paid to common shareholders	(75,872)	(73,809)
Distributions paid to preferred shareholders	(6,339)	(6,339)
Distributions paid to preferred unitholders	—	(3,176)
Proceeds from mortgages and notes payable	704,943	656,828
Payment of debt prepayment cost	—	—
Repayments of mortgages and notes payable	(608,653)	(570,329)
Payment of debt defeasance cost on debt extinguishment	(68)	(5,316)

Net cash provided by/used in financing activities	30,859	(83,369)

Net change in cash and cash equivalents	227	1,011
Cash and cash equivalents, beginning of period	8,586	5,945

Cash and cash equivalents, end of period	$8,813	$6,956

Supplemental Cash Flow Information:
Cash paid for interest	$59,943	$51,807

The accompanying notes are an integral part of these consolidated financial statements.

1. The Organization
Organization
     We are a self-administered and self-managed Maryland REIT that acquires, owns, manages, leases, develops and builds primarily office properties throughout the United States. We are self-administered in that we provide our own administrative services, such as accounting, tax and legal, through our own employees. We are self-managed in that we provide all the management and maintenance services that our properties require through our own employees, such as, property managers, leasing professionals and engineers. We operate principally through our operating partnership, Prentiss Properties Acquisition Partners, L.P., and its subsidiaries, and two management service companies, Prentiss Properties Resources, Inc. and its subsidiaries and Prentiss Properties Management, L.P. The ownership of the operating partnership was as follows at September 30, 2005:

				Series D
				Convertible
	Common			Preferred
(units in thousands)	Units		%	Units	%
Prentiss Properties Trust	46,329	(1)	96.27%	2,824	100.00%
Third parties	1,797		3.73%	—	0.00%

Total	48,126		100.00%	2,824	100.00%

(1)	Includes 61,398 common shares held by the company pursuant to a deferred compensation plan. The shares are accounted for as common shares in treasury on our consolidated balance sheet.
     As of September 30, 2005, we owned interests in a diversified portfolio of 130 primarily suburban Class A office and suburban industrial properties, the accounts of which were consolidated with and into the operations of our operating partnership.

	Number of	Net Rentable
	Buildings	Square Feet
		(in thousands)
Office properties	103	16,665
Industrial properties	27	2,203

Total	130	18,868

     As of September 30, 2005, our properties were 89% leased to approximately 962 tenants. In addition to managing properties that are wholly owned, we manage approximately 6.9 million net rentable square feet in office, industrial and other properties for third parties.
     We have determined that our reportable segments are those that are based on our method of internal reporting, which disaggregates our business by geographic region. As of September 30, 2005, our reportable segments include our five regions (1) Mid-Atlantic; (2) Midwest; (3) Southwest; (4) Northern California; and (5) Southern California.
     At September 30, 2005, our properties were located in 11 markets, which were included in our reportable segments as follows:

Reportable Segment	Market
Mid-Atlantic	Metropolitan Washington D.C.
Midwest	Chicago, Suburban Detroit
Southwest	Dallas/Fort Worth, Austin, Denver
Northern California	Oakland, East Bay, Silicon Valley
Southern California	San Diego, Los Angeles
Real Estate Transactions
     At the direction of our board of trustees, during the first quarter of 2005, we initiated an analysis of our business strategy with respect to our commercial office real estate holdings in Chicago, Illinois and suburban Detroit, Michigan (our Midwest Region). Our Chicago portfolio consisted of 16 office properties containing approximately 2.4 million square feet and 4 industrial properties containing approximately 682,000 square feet. We own one office property in Detroit, Michigan containing approximately 241,000 square feet. As part of our analysis, Holliday Fenoglio Fowler, L.P. was retained as broker and has been marketing our Chicago and Detroit properties for sale. We have received purchase offers for all of the properties. After evaluating these offers, our board of trustees has unanimously approved our sale of the properties in the Midwest Region. In connection with the board’s actions:

(1)	Pursuant to Statement of Financial Accounting Standards, No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” we classified the properties located within our Midwest Region as properties held for sale. As a result, we recognized an impairment charge of $10.2 million representing the excess of the carrying amount of five of our Chicago properties, containing approximately 322,000 net rentable square feet, over the estimated fair value of the properties, less the cost to sell.

(2)	On September 28, 2005, we completed the sale of one office property containing approximately 541,000 net rentable square feet, (our 123 North Wacker property) located in downtown Chicago to an unrelated third party. The property was sold for gross proceeds of approximately $170.2 million and resulted in a gain on sale of approximately $65.8 million. Proceeds from the sale were placed in escrow pending the completion of Sec. 1031 like-kind asset exchanges. An amount of $133.0 million was immediately released due to an already identified and completed acquisition and was used to repay a portion of the outstanding borrowings under our revolving credit facility. At September 30, 2005, $37.2 million remained in escrow.
     In addition to the properties located within our Midwest Region, on September 30, 2005, we classified one office property containing approximately 101,000 net rentable square feet located in Dallas/Fort Worth, a market within our Southwest Region, as held for sale.
     Properties held for sale at September 30, 2005, included 17 office properties containing approximately 2.2 million net rentable square feet and 4 industrial properties containing approximately 682,000 net rentable square feet. The properties along with related assets were classified as “Properties and related assets held for sale, net” on our September 30, 2005 consolidated balance sheet. Mortgages and notes payable and other liabilities related to the properties held for sale were classified as “Mortgages and notes payable related to properties held for sale,” and “Accounts payable and other liabilities related to properties held for sale,” respectively, on our September 30, 2005 consolidated balance sheet.
     Properties and related assets held for sale, net, consisted of the following at September 30, 2005:

September 30, 2005
(in thousands)
Land	$49,541
Buildings and improvements	$263,583
Less: accumulated depreciation	$(47,390)

Deferred charges and other assets, net	$39,544
Accounts receivable, net	$15,293
Escrowed cash	$794

Properties and related assets held for sale, net	$321,365
     On July 14, 2005, Prentiss Office Investors, L.P., an entity established in January 2004 to acquire office properties in our core markets by our operating partnership and its affiliates which executed a joint venture agreement in February 2004, where Stichting Pensioenfonds ABP, an unrelated third party, acquired a 49% limited partnership interest, acquired, from an unrelated third party, an office building with approximately 238,000 net rentable square feet. The property is located in the City Center submarket of the Oakland, California CBD and was acquired for gross proceeds of $40.0 million. Each partner contributed their pro rata share of the cash purchase price less debt assumed by Prentiss Office Investors, L.P. for the acquisition. Amounts contributed from the operating partnership were funded with proceeds from our revolving credit facility. As a part of the transaction, the venture assumed a $25.0 million non-recourse mortgage with a 5.175% interest rate that amortizes on a 30-year amortization schedule and has a maturity date of June 1, 2010.
     On August 12, 2005, our operating partnership acquired from an unrelated third party, a two building office complex with approximately 350,000 net rentable square feet. The properties are located in Concord, California and were acquired for gross proceeds of $69.5 million. The acquisition was funded through the issuance of 547,262 common units of our operating partnership valued at $21.2 million and the assumption of a non-recourse mortgage loan valued at $43.4 million, which included a $3.9 million adjustment to fair value, with the balance funded with proceeds from our revolving credit facility. The non-recourse mortgage bears interest at 7.2%, has a 25-year amortization schedule and a maturity date of January 1, 2012. We issued two letters of credit for $6.0 million and $590,000 in connection with the loan assumption in lieu of reserve escrow and tax escrow accounts, respectively.

     In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” we allocated the purchase price of the properties acquired as follows:

Three Months Ended
September 30, 2005
(in thousands)
Land	$18,422
Buildings and improvements	$74,489
Tenant improvements and leasing commissions	$7,710
Above/(below) market lease value	$(1,523)
Other intangible assets	$10,386
     In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective for financial statements issued for fiscal years beginning after December 15, 2001, income and gain/(loss) for real estate properties sold and real estate properties held for sale are to be reflected in the consolidated statements of income as discontinued operations. Below is a summary of our combined results of operations from the properties disposed of or held for sale during the periods presented. The summary includes the results of operations before gain/(loss) on sale and the related loss on debt defeasance for the three and nine months ended September 30, 2005 and 2004, respectively:

	Three Months Ended		Nine Months Ended
Discontinued Operations :	September 30,		September 30,
(in thousands)	2005	2004	2005	2004
Property revenues:
Rental income	$16,916	$16,663	$50,547	$57,208
Other income	10	16	42	57

Property revenues	16,926	16,679	50,589	57,265

Property expenses:
Property operating and maintenance	4,072	3,437	12,610	14,570
Real estate taxes	3,269	3,293	9,520	10,252
Depreciation and amortization	3,090	4,498	12,760	15,446

Property expenses	10,431	11,228	34,890	40,268

Interest expense	(2,083)	(1,785)	(6,200)	(6,132)
Amortization of deferred financing costs	(10)	(5)	(41)	(5)
Loss on impairment of real estate	(10,196)	—	(10,196)	—

(Loss)/income from discontinued operations	$(5,794)	$3,661	$(738)	$10,860

Other Transactions
     On July 14, 2005, we completed a $100.0 million loan collateralized by two office buildings in Tyson’s Corner, Virginia. The interest rate is fixed at 4.84% and the monthly payments are interest only until August 10, 2008 at which time it converts to amortizing, on a 30-year amortization schedule, until the maturity date of August 10, 2015. The proceeds were used to repay a portion of the outstanding borrowings under our revolving credit facility.
     On July 26, 2005, we renewed our revolving credit facility, increased its capacity from $375.0 to $400.0 million and obtained an expansion right to $500.0 million. The facility also includes a right to extend the maturity date from July 26, 2008 to July 26, 2009. The interest rate on the facility will fluctuate based on our overall leverage with a range between LIBOR plus 85 basis points and LIBOR plus 135 basis points. The pricing on the renewed facility generally represents a 25 basis point to 30 basis point pricing reduction across the leverage grid and a modification of several covenants to the company’s benefit. Except as set forth above, the remaining terms of the revolving credit facility remain substantially unchanged. Banking participants in the revolving credit facility include JP Morgan Chase Bank as Administrative Agent; Bank of America as Syndication Agent; Commerzbank, EuroHypo, Societe General, PNC Bank, Sun Trust, Union Bank of California, Comerica Bank, Mellon Bank, Deutsche Bank, ING Real Estate Finance, US Bank and Wachovia Bank as Lenders.
     On July 26, 2005, and August 3, 2005, we modified our $75.0 million unsecured term loan with Commerzbank and our $100.0 million unsecured term loan with EuroHypo, respectively. The modifications were basically the same pricing and covenant changes that were incorporated into our revolving credit facility renewal as discussed above, with the expiration dates remaining unchanged at March 15, 2009 and May 22, 2008, respectively.
     On August 1, 2005, using proceeds from our revolving credit facility, we paid off a $45.5 million loan collateralized by a property in Oakland, California. The loan which was scheduled to mature on November 1, 2005 had an interest rate of 8.22%. In accordance with the terms of the loan, there were no prepayment penalties.

     On August 2, 2005, we completed the sale of our mortgage note receivable to an unrelated party for total proceeds of $1.0 million. The proceeds were used to repay a portion of the outstanding borrowings under our revolving credit facility.
     At June 30, 2005, we had 3,773,585 shares outstanding of Participating Cumulative Redeemable Preferred Shares of Beneficial Interest, Series D (the “Series D Preferred Shares”) held by Security Capital Preferred Growth, Incorporated. During the third quarter, pursuant to their rights under the agreement which allows Security Capital Preferred Growth, Incorporated to convert any or all of the Series D Preferred Shares into common shares on a one for one basis, Security Capital Preferred Growth, Incorporated converted 950,000 Series D Preferred Shares into 950,000 common shares. As a result, we have 2,823,585 Series D Preferred Shares outstanding at September 30, 2005. The book value of the shares converted was reclassified from “Preferred shares” to “Common shares” and “Additional paid-in capital” on our consolidated balance sheet.
2. Basis of Presentation
     The accompanying financial statements are unaudited; however, our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In our opinion, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included. The December 31, 2004 comparative balance sheet information was derived from audited financial statements. The results for the three and nine month periods ended September 30, 2005 are not necessarily indicative of the results to be obtained for the full fiscal year. These financial statements should be read in conjunction with our audited financial statements, and notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2004.
3. Share-Based Compensation
     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” The statement amends Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” expanding disclosure requirements and providing alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock or share-based employee compensation.
     On January 1, 2003, we adopted the fair value based method of accounting as prescribed by Statement of Financial Accounting Standards No. 123 as amended for our share-based compensation plans, and we elected to apply this method on a prospective basis as prescribed in Statement of Financial Accounting Standards No. 148. The prospective basis requires that we apply the fair value based method of accounting to all awards granted, modified or settled after the beginning of the fiscal year in which we adopt the accounting method.
     Historically, we applied the intrinsic value based method of accounting as prescribed by APB Opinion 25 and related Interpretations in accounting for our share-based awards. Had we fully adopted Statement of Financial Accounting Standards No. 123 for awards issued prior to January 1, 2003 it would have changed our method for recognizing the cost of our plans. Had the compensation cost for our share-based compensation plans been determined consistent with Statement of Financial Accounting Standards No. 123, our net income applicable to common shareholders and net income per common share for the three and nine months ended September 30, 2005 and 2004 would approximate the pro forma amounts below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(amounts in thousands, except per share data)	2005	2004	2005	2004

Net income applicable to common shareholders as reported	$63,232	$10,441	$80,527	$40,406
Add: Share-based employee compensation expense included therein	1,322	870	3,378	1,982
Deduct: Total share-based employee compensation expense determined under fair value method for all awards	(1,322)	(890)	(3,381)	(2,044)

Pro Forma net income applicable to common shareholders	$63,232	$10,421	$80,524	$40,344

Earnings per share:
Basic — as reported	$1.33	$0.23	$1.77	$0.91
Basic — pro forma	$1.33	$0.23	$1.77	$0.91

Diluted — as reported	$1.32	$0.23	$1.76	$0.91
Diluted — pro forma	$1.32	$0.23	$1.76	$0.91

     The effects of applying Statement of Financial Accounting Standards No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.
4. Earnings per Share
     We calculate earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share.” It is our policy to use the if-converted method to determine how our Series D Convertible Preferred Shares should be included in our earnings per share calculation. However, the Financial Accounting Standards Board believes that the dilutive effect on basic earnings per share of participating convertible securities can not be less than that which would result from the use of the application of the two-class method that would be required if the same security were not convertible. The two-class method is an earnings allocation formula that treats a participating security as having right to earnings that otherwise would have been available to common shareholders. The dilutive effect of applying the if-converted method for the three and nine months ended September 30, 2005 results in less dilution than would result from the use of the two-class method; therefore, our earnings per share for the three an nine months ended September 30, 2005 is calculated using the earnings allocation method prescribed by the two-class method. As required by Statement of Financial Accounting Standards No. 128, the table below presents a reconciliation of the numerator and denominator used to calculate basic and diluted earnings per share for the three and nine month periods ended September 30, 2005 and 2004:

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30,		September 30,
Reconciliation of the numerator used for basic earnings per share	2005	2004	2005	2004
Income from continuing operations	$7,082	$10,852	$23,738	$33,955
Gain on sale of land and an interest in a real estate partnership	—	—	—	1,222
Income from continuing operations allocated to preferred shareholders	(438)	(2,113)	(1,715)	(7,939)

Income from continuing operations applicable to common shareholders	$6,644	$8,739	$22,023	$27,238
Discontinued operations	57,731	1,702	62,596	13,168
Discontinued operations allocated to preferred shareholders	(3,572)	—	(4,522)	—

Discontinued operations applicable to common shareholders	$54,159	$1,702	$58,074	$13,168

Net income applicable to common shareholders	$60,803	$10,441	$80,097	$40,406

Reconciliation of the denominator used for basic earnings per share
Weighted average common shares outstanding	45,795	44,691	45,197	44,170

Basic earnings per share	$1.33	$0.23	$1.77	$0.91

Reconciliation of the numerator used for dilutive earnings per share
Income from continuing operations	$7,082	$10,852	$23,738	$33,955
Gain on sale of land and an interest in a real estate partnership	—	—	—	1,222
Income from continuing operations allocated to preferred shareholder	(438)	(2,113)	(1,715)	(7,939)

Income from continuing operations applicable to common shareholders	$6,644	$8,739	$22,023	$27,238
Discontinued operations	57,731	1,702	62,596	13,168
Discontinued operations allocated to preferred shareholders	(3,572)	—	(4,522)	—

Discontinued operations applicable to common shareholders	$54,159	$1,702	$58,074	$13,168

Net income applicable to common shareholders	$60,803	$10,441	$80,097	$40,406

Reconciliation of the denominator used for dilutive earnings per share(1)
Weighted average common shares outstanding	45,795	44,691	45,197	44,170
Dilutive options	162	111	121	124
Dilutive share grants	172	80	141	64

Weighted average common shares and common share equivalents outstanding (1)	46,129	44,882	45,459	44,358

Diluted earnings per share	$1.32	$0.23	$1.76	$0.91

(1)	For the three and nine months ending September 30, 2004, the if-converted method was used to determine the dilutive effect of our Series D Convertible Preferred Shares. The conversion of the Series D Convertible Preferred Shares were anti-dilutive to earnings per share during these periods and thus were excluded from the computation.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Antidilutive Securities (in thousands)	2005	2004	2005	2004

Series D Convertible Preferred Shares	2,824	3,774	2,824	3,774

5. Deferred Charges and Other Assets, Net
     Deferred charges, excluding $39.5 million which is included in “Properties and related assets held for sale, net” at September 30, 2005, consisted of the following at September 30, 2005 and December 31, 2004:

	(in thousands)
	September 30,	December 31,
	2005	2004
Deferred leasing costs and tenant improvements	$283,740	$311,320
In-place lease values	45,836	27,910
Above market lease values	5,368	5,666
Deferred financing costs	15,526	14,568
Prepaids and other assets	16,201	11,610

	366,671	371,074
Less: accumulated amortization	(113,534)	(110,791)

	$253,137	$260,283

     We record the amortization related to deferred leasing costs and tenant improvements and in-place lease values in the line item “depreciation and amortization.” We record above market lease value amortization in the line item “rental income.” Amortization for deferred financing cost is recorded in the line item “amortization of deferred financing costs,” and the amortization for prepaid items is recorded in the line items “property operating and maintenance” and “real estate taxes.”
6. Notes Receivable
     Our notes receivable balance of $1.5 million at December 31, 2004 is the result of a real estate transaction that included a non-recourse promissory note totaling $4.4 million, collateralized by a real estate property sold, maturing March 1, 2005, bearing interest at 7.95% per annum and requiring interest only payments until maturity. In the preparation of our financial statements for the year ended December 31, 2004, we recognized a $2.9 million write-down of the note. In an effort to reflect our estimate of the realizable value of the note, during the second quarter of 2005, we recognized an additional $500,000 write-down to the note. On August 2, 2005, we completed the sale of our note receivable to an unrelated third party for total proceeds of $1.0 million.
7. Accounts Receivable, Net
     Accounts receivable, excluding $15.3 million which is included in “Properties and related assets held for sale, net” at September 30, 2005, consisted of the following at September 30, 2005 and December 31, 2004:

	(in thousands)
	September 30,	December 31,
	2005	2004
Rents and services	$10,875	$10,449
Accruable rental income	38,300	50,721
Other	442	809

	49,617	61,979
Less: allowance for doubtful accounts	(4,476)	(6,207)

	$45,141	$55,772

8. Investments in Unconsolidated Joint Ventures and Subsidiaries
     The following information summarizes the financial position at September 30, 2005 and December 31, 2004 and the results of operations for the three and nine month periods ended September 30, 2005 and 2004 for the investments in which we held a non-controlling interest during the period presented:

Summary of Financial Position:	Total Assets		Total Debt (4)		Total Equity		Company’s Investment
	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,
(in thousands)	2005	2004	2005	2004	2005	2004	2005	2004
Broadmoor Austin Associates (1)	$96,153	$97,962	$126,719	$131,979	$(33,308)	$(34,814)	$4,779	$4,217
Tysons International Partners (2)	—	89,268	—	59,113	—	28,914	—	8,726
Other Investments (3)	—	—	—	—	—	—	2,360	—

							$7,139	$12,943

Summary of Operations for the Three					Company’s Share of
Months Ended September 30, 2005 and 2004:	Total Revenue		Net Income		Net Income/(Loss)
(in thousands)	2005	2004	2005	2004	2005	2004
Broadmoor Austin Associates	$5,646	$4,999	$1,394	$1,288	$697	$644
Tysons International Partners (2)	—	2,995	—	(112)	—	(28)

Total					$697	$616

Summary of Operations for the Nine					Company’s Share of
Months Ended September 30, 2005 and 2004:	Total Revenue		Net Income		Net Income/(Loss)
(in thousands)	2005	2004	2005	2004	2005	2004
Broadmoor Austin Associates	$16,938	$15,033	$4,135	$3,761	$2,068	$1,880
Tysons International Partners (2)	4,228	8,815	(8,864)	(361)	(2,216)	(90)

Total					$(148)	$1,790

(1)	We own a 50% non-controlling interest in Broadmoor Austin Associates, an entity, which owns a seven-building, 1.1 million net rentable square foot office complex in Austin, Texas.

(2)	At December 31, 2004, we owned a 25% non-controlling interest in Tysons International Partners, an entity, which owns two office properties containing 456,000 net rentable square feet in the Northern Virginia area. On May 2, 2005, we acquired the remaining 75% interest in the properties owned by the joint venture. Prior to our acquisition of the remaining 75% for $103.2 million, we contributed to the joint venture $14.7 million representing our pro rata share of the outstanding indebtedness on the properties. As a condition of closing, out of proceeds from the sale and our capital contribution, the joint venture prepaid the outstanding indebtedness collateralized by the properties. The prepayment amount totaled $67.6 million of which $8.8 million represented a prepayment penalty. Net income for Tysons International Partners for the nine months ended September 30, 2005 includes the $8.8 million loss from debt prepayment but excludes the gain on sale resulting from our acquisition of the remaining 75% interest in the joint venture.

(3)	Represents an interest in Prentiss Properties Capital Trust I and Prentiss Properties Capital Trust II that we account for using the cost method of accounting.

(4)	The mortgage debt, all of which is non-recourse, is collateralized by the individual real estate property or properties within each venture.

9. Mortgages and Notes Payable
     Including mortgages and notes payable of $121.8 million, which are included as “Mortgages and notes payable related to properties held for sale,” we had mortgages and notes payable of $1.4 billion at September 30, 2005, excluding our proportionate share of debt from our unconsolidated joint ventures.
     The following table sets forth our consolidated mortgages and notes payable as of September 30, 2005 and December 31, 2004:

	(in thousands)
	September 30,		December 31,
Description	2005		2004	Amortization	Interest Rate(1)	Maturity
Revolving credit facility	$91,500		$217,500	None	LIBOR+.950%	July 26, 2008
PPREFI portfolio loan (2)	180,100		180,100	None	7.58%	February 26, 2007
High Bluffs construction loan	24,661		8,929	None	LIBOR+1.400%	September 1, 2007
Collateralized term loan — Union Bank of Calif (3)	30,000		30,000	None	LIBOR+1.150%	September 30, 2007
Unsecured term loan — EuroHypo I	100,000		100,000	None	LIBOR+ .950%	May 22, 2008
Unsecured term loan — Commerzbank	75,000		75,000	None	LIBOR+ .950%	March 15, 2009
Unsecured term loan — EuroHypo II	13,550		13,760	30 yr	7.46%	July 15, 2009
Collateralized term loan — Mass Mutual (4)	85,000	(5)	85,000	None	LIBOR+0.850%	August 1, 2009
Prentiss Properties Capital Trust I Debenture	52,836		—	None	LIBOR+1.250%	March 30, 2035
Prentiss Properties Capital Trust II Debenture	25,774		—	None	LIBOR+1.250%	June 30, 2035
Variable rate mortgage notes payable (6)	61,600	(7)	96,700	None	(8)	(8)
Fixed rate mortgage notes payable (9) (10)	616,609	(11)(12)	384,922	(13)	(13)	(13)

	$1,356,630		$1,191,911

(1)	All of our variable rate loans are based on 30-day LIBOR with the exception of our Prentiss Properties Capital Trust I & II Debentures which are based on 90-day LIBOR. 30-day and 90-day LIBOR were 3.86% and 4.07% at September 30, 2005, respectively.

(2)	The PPREFI portfolio loan is collateralized by 36 properties with an aggregate net book value of real estate of $232.6 million.

(3)	The term loan is collateralized by two properties with an aggregate net book value of real estate of $18.1 million.

(4)	The term loan is collateralized by 9 properties with an aggregate net book value of real estate of $106.2 million.

(5)	Includes $13.5 million related to properties held for sale.

(6)	The variable rate mortgage loans are collateralized by 5 buildings with an aggregate net book value of $84.5 million.

(7)	Includes $20.0 million with an interest rate equal to LIBOR plus 110 basis points relating to properties held for sale.

(8)	Interest rates on our variable rate mortgages range from 30-day LIBOR plus 110 basis points to 30-day LIBOR plus 130 basis points. Maturity dates range from July 2009 through May 2010.

(9)	The fixed rate mortgage loans are collateralized by 27 buildings with an aggregate net book value of $702.2 million

(10)	In connection with our fixed rate mortgages, we have three letters of credit outstanding for $6.0 million, $2.5 million and $590,000. The letters of credit were issued in accordance with loan documents in lieu of establishing escrow accounts with lenders.

(11)	Includes an additional $3.9 million of debt representing the adjustment to record an acquired mortgage loan at fair value on the date of acquisition.

(12)	Includes $88.3 million with interest rates between 6.80% and 8.05% related to properties held for sale.

(13)	The payments on our fixed rate mortgages are based on amortization periods ranging between 18 and 30 years. The effective interest rates for our fixed rate mortgages range from 4.84% to 8.05% with a weighted average effective interest rate of 6.35% at September 30, 2005. Maturity dates range from April 2006 through August 2015 with a weighted average maturity of 6.8 years from September 30, 2005.
     Our mortgages and notes payable at September 30, 2005 consisted of $796.6 million of fixed rate, non-recourse, long-term mortgages, $13.6 million of fixed rate, recourse debt and $546.4 million of floating rate debt, $375.0 million of which was hedged at September 30, 2005 with variable to fixed rate hedges.
     Future scheduled principal repayments of our outstanding mortgages and notes payable are as follows:

(in thousands)
2005	$1,792
2006	11,510
2007	248,748
2008	200,956
2009	255,346
Thereafter	638,278

$1,356,630

10. Interest Rate Hedges
     In the normal course of business, we are exposed to the effect of interest rate changes. We limit our interest rate risk by following established risk management policies and procedures including the use of derivatives. For interest rate exposures, derivatives are used to hedge against rate movements on our related debt.
     To manage interest rate risk, we may employ options, forwards, interest rate swaps, caps and floors or a combination thereof depending on the underlying exposure. We undertake a variety of borrowings from credit facilities, to medium- and long-term financings. To hedge against increases in interest cost, we use interest rate instruments, typically interest rate swaps, to convert a portion of our variable-rate debt to fixed-rate debt.
     On the date we enter into a derivative contract, we designate the derivative as a hedge of (a) a forecasted transaction or (b) the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (cash flow hedge). These agreements involve the exchange of amounts based on a variable interest rate for amounts based on fixed interest rates over the life of the agreement based upon a notional amount. The difference to be paid or received as the interest rates change is recognized as an adjustment to interest expense. The related amount payable to or receivable from counterparties is included in accounts payable and other liabilities. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge, to the extent that the hedge is effective, are recorded in other comprehensive income, until earnings are affected by the variability of cash flows of the hedged transaction (e.g. until periodic settlements of a variable-rate asset or liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivative exceed the variability in the cash flows of the forecasted transaction) is recorded in current-period earnings. Changes in the fair value of non-hedging instruments are reported in current-period earnings.
     We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to (1) specific assets and liabilities on the balance sheet or (2) specific firm commitments or forecasted transactions. We also formally assess (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, we discontinue hedge accounting prospectively, as discussed below.
     We discontinue hedge accounting prospectively when (1) we determine that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designating the derivative as a hedging instrument is no longer appropriate.
     When we discontinue hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, we will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings.
     To determine the fair value of derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For our derivatives, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost, and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.
     Over time, the unrealized gains and losses held in accumulated other comprehensive income will be reclassified to earnings. This reclassification is consistent with when the hedged items are recognized in earnings. Within the next twelve months, we expect to reclassify to earnings approximately $2.9 million and $250,000 of unrealized gains and unrealized losses, respectively.

     The following table summarizes the notional values and fair values of our derivative financial instruments at September 30, 2005. The notional value provides an indication of the extent of our involvement in these instruments as of the balance sheet date, but does not represent exposure to credit, interest rate or market risks.

		Swap Rate Received
Notional	Swap Rate Paid	(Variable) at
Amount	(Fixed)	September 30, 2005	Swap Maturity	Fair Value
				(in thousands)
$20 million	5.985%	3.86%	March 2006	$(154)
$30 million	5.990%	3.86%	March 2006	(231)
$50 million	2.270%	3.86%	August 2007	1,936
$25 million	2.277%	3.86%	August 2007	965
$70 million (1)	4.139%	3.86%	August 2008	618
$30 million	3.857%	3.86%	September 2008	523
$30 million	3.819%	3.86%	October 2008	555
$20 million	3.819%	3.86%	October 2008	370
$50 million	3.935%	3.86%	May 2009	922
$30 million	3.443%	3.86%	October 2009	1,170
$20 million (1)	4.000%	3.86%	February 2010	403

Total				$7,077

(1)	The interest rate swap agreement was executed by Prentiss Office Investors, L.P., a partnership which is 51% owned by our operating partnership.
     Cash payments made under our interest rate swap agreements exceeded cash receipts from our interest rate swap agreements by $551,000 and $3.4 million for the three months ended September 30, 2005 and 2004, respectively and $3.1 million and $8.7 million for the nine months ended September 30, 2005 and 2004, respectively.
11. Accounts Payable and Other Liabilities
     Accounts payable and other liabilities, excluding $14.5 million which is included in “Accounts payable and other liabilities related to properties held for sale” at September 30, 2005, consisted of the following at September 30, 2005 and December 31, 2004:

	(in thousands)
	September 30,	December 31,
	2005	2004
Accrued interest expense	$6,148	$5,685
Accrued real estate taxes	17,273	28,178
Advance rents and deposits	16,974	20,010
Deferred compensation liability	7,824	6,516
Below market lease values, net of amortization(1)	11,439	8,319
Other liabilities	25,829	36,596

	$85,487	$105,304

(1)	Accumulated amortization for below market lease values as of September 30, 2005 and December 31, 2004 was $3.4 million and $2.0 million, respectively. We record below market lease value amortization in the line item “rental income.”
12. Distributions
     On September 9, 2005, we declared a cash distribution for the third quarter of 2005 in the amount of $0.56 per share, payable on October 7, 2005 to common shareholders of record on September 30, 2005. Additionally, we determined that a distribution of $0.56 per common unit would be made to the partners of the operating partnership and the holders of our Series D Convertible Preferred Shares. The distributions totaling $28.4 million were paid October 7, 2005.

13. Supplemental Disclosure of Non-Cash Activities
     During the three months ended September 30, 2005, we declared cash distributions totaling $28.4 million payable to holders of common shares, operating partnership units and Series D Convertible Preferred Shares. The distributions were paid October 7, 2005.
     Pursuant to our long-term incentive plan, during the nine months ended September 30, 2005, we issued 110,250 restricted common shares to various key employees. The shares, which had a market value of approximately $3.8 million based upon the per share price on the date of grant, were classified as unearned compensation and recorded in the shareholders’ equity section of the consolidated balance sheet. The unearned compensation is amortized quarterly as compensation expense over the three-year vesting period.
     During the nine months ended September 30, 2005, common shares in treasury increased $774,000 primarily relating to 27,548 common shares surrendered as payment of the exercise price and statutory withholdings for certain share options exercised during the period.
     During the nine months ended September 30, 2005, 84,714 common shares were issued pursuant to the conversion of 84,714 common units of our operating partnership. The common shares had a market value of approximately $3.2 million on the conversion date.
     We marked-to-market our investments in securities and our interest rate hedges. During the nine months ended September 30, 2005, we recorded unrealized gains of $5.2 million and unrealized gains of $128,000 on our interest rate hedges and investments in securities, respectively.
     In connection with the acquisitions and the consolidation of the Tysons International joint venture during the nine months ended September 30, 2005, we recorded and assumed approximately $68.4 million, $2.5 million, $760,000, and $111,000 of debt, liabilities, receivables, and other assets respectively. Also in connection with the acquisitions we issued 547,262 operating partnership units valued at $21.2 million.
     In connection with dispositions during the nine months ended September 30, 2005, we removed approximately $5.8 million and $6.0 million of receivables and liabilities, respectively.
     At June 30, 2005, we had 3,773,585 shares outstanding of Participating Cumulative Redeemable Preferred Shares of Beneficial Interest, Series D (the “Series D Preferred Shares”) held by Security Capital Preferred Growth, Incorporated. During the third quarter, pursuant to their rights under the agreement which allows Security Capital Preferred Growth, Incorporated to convert any or all of the Series D Preferred Shares into common shares on a one for one basis, Security Capital Preferred Growth, Incorporated converted 950,000 Series D Preferred Shares into 950,000 common shares. As a result, we have 2,823,585 Series D Preferred Shares outstanding at September 30, 2005. The book value of the shares converted was reclassified from “Preferred shares” to “Common shares” and “Additional paid-in capital” on our consolidated balance sheet.
14. Segment Information
     The tables below present information about segment assets, our investments in equity method investees, expenditures for additions to long-lived assets and revenues and income from continuing operations used by our chief operating decision maker as of and for the three and nine month periods ended September 30, 2005 and 2004:
For the Three Months Ended September 30, 2005
(in thousands)

							Corporate
							Not
	Mid-			Northern	Southern	Total	Allocable To	Consolidated
	Atlantic	Midwest (1)	Southwest (1)	California	California	Segments	Segments (2)	Total
Revenues	$29,354	$251	$34,013	$15,555	$10,466	$89,639	$381	$90,020

Income from continuing operations	$12,111	$(145)	$11,090	$4,872	$4,183	$32,111	$(25,029)	$7,082

Additions to long-lived assets:
Development/redevelopment	$268	$171	$656	$1,462	$4,625	$7,182	$—	$7,182
Purchase of real estate	—	—	—	109,484	—	109,484	—	109,484
Capital expenditures for in-service properties	1,877	938	4,709	1,888	1,231	10,643	—	10,643

Total additions	$2,145	$1,109	$5,365	$112,834	$5,856	$127,309	$—	$127,309

Investment balance in equity method investees	$—	$—	$4,779	$—	$—	$4,779	$—	$4,779

Assets	$774,633	$314,166	$697,445	$391,827	$290,658	$2,468,729	$77,057	$2,545,786

For the Three Months Ended September 30, 2004
(in thousands)

							Corporate
							Not
	Mid-			Northern	Southern	Total	Allocable To	Consolidated
	Atlantic	Midwest (1)	Southwest (1)	California	California	Segments	Segments (2)	Total
Revenues	$24,563	$180	$34,210	$9,626	$10,257	$78,836	$411	$79,247

Income from continuing operations	$11,280	$(160)	$11,391	$4,568	$3,904	$30,983	$(20,131)	$10,852

Additions to long-lived assets:
Development/redevelopment	$78	$664	$19	$370	$5,361	$6,492	$—	$6,492
Purchase of Real Estate	15	—	13	—	14,960	14,988	$—	14,988
Capital expenditures for in- service properties	1,840	3,017	4,973	2,069	1,569	13,468	—	13,468

Total additions	$1,933	$3,681	$5,005	$2,439	$21,890	$34,948	$—	$34,948

Investment balance in equity method investees	$8,736	$—	$4,170	$—	$—	$12,906	$—	$12,906

Assets	$611,496	$416,518	$708,074	$215,954	$273,485	$2,225,527	$25,421	$2,250,948

For the Nine Months Ended September 30, 2005
(in thousands)

							Corporate
							Not
	Mid-			Northern	Southern	Total	Allocable To	Consolidated
	Atlantic	Midwest (1)	Southwest (1)	California	California	Segments	Segments (2)	Total
Revenues	$83,988	$880	$97,302	$40,060	$30,731	$252,961	$1,698	$254,659

Income from continuing operations	$33,294	$(583)	$31,392	$13,085	$11,796	$88,984	$(65,246)	$23,738

Additions to long-lived assets:
Development/redevelopment	$326	$968	$1,394	$2,699	$16,278	$21,665	$—	$21,665
Purchase of real estate	155,040	—	—	111,369	—	266,409	—	266,409
Capital expenditures for in- service properties	15,031	2,270	15,918	2,610	4,378	40,207	—	40,207

Total additions	$170,397	$3,238	$17,312	$116,678	$20,656	$328,281	$—	$328,281

For the Nine Months Ended September 30, 2004
(in thousands)

							Corporate
							Not
	Mid-			Northern	Southern	Total	Allocable To	Consolidated
	Atlantic	Midwest (1)	Southwest (1)	California	California	Segments	Segments (2)	Total
Revenues	$72,998	$800	$96,572	$26,412	$30,351	$227,133	$1,701	$228,834

Income from continuing operations	$32,869	$604	$34,282	$11,829	$10,663	$90,247	$(56,292)	$33,955

Additions to long-lived assets:
Development/redevelopment	$93	$2,392	$198	$371	$6,340	$9,394	$—	$9,394
Purchase of real estate	15	—	123,336	34,780	32,684	190,815	—	190,815
Capital expenditures for in- service properties	5,730	7,534	12,279	5,031	4,069	34,643	—	34,643

Total additions	$5,838	$9,926	$135,813	$40,182	$43,093	$234,852	$—	$234,852

(1)	Segment information, other than revenues and income from continuing operations, is inclusive of those properties classified as held for sale in the Midwest and Southwest Regions at September 30, 2005.

(2)	Income from continuing operations included in “Corporate Not Allocable to Segments” consists of interest expense, general and administrative and service business expense, and amortization of deferred finance expense not allocated to segments. The assets not allocated to segments consist of escrowed funds, marketable securities, deferred financing charges and cash.

15. Recently Issued Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” a revision to Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.
     The Statement which focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.
     The Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.
     The Statement, which originally was to take effect the beginning of the first interim or annual reporting period that begins after June 15, 2005 for public entities that do not file as small business issuers, was amended on April 14, 2005. The Securities and Exchange Commission adopted a new rule to amend the compliance dates, which now allows companies to implement the statement at the beginning of their next fiscal year. The Statement is not expected to have a material impact on our financial statements.
     In May 2005, the Financial Accounting Standards Board issued FASB Statement No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.
     At the June 2005 EITF meeting, the Task Force reached a consensus on EITF 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” The consensus provides a framework for addressing when a general partner, or general partners as a group, controls a limited partnership or similar entity. The Task Force reached a consensus that for general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified, the guidance in this issue is effective after June 29, 2005. For general partners in other limited partnerships, the guidance is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The Task Force also amended EITF 96-16 to be consistent with the consensus reached in Issue No. 04-05. Additionally, the Financial Accounting Standards Board issued FSP SOP 78-9-1 which amends the guidance in SOP 78-9 to be consistent with the consensus in 04-5. We are currently evaluating the impact on our financial statements of this framework, the amendments to EITF 96-16 and FSP SOP 78-9-1.
     Also at the June 2005 meeting, the Task Force reached a consensus on EITF 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination.” The consensus reached is that the leasehold improvements whether acquired in a business combination or that are placed in service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured. The consensus in this issue which is to be applied to leasehold improvements that are purchased or acquired in reporting periods beginning after June 29, 2005 will not have a material impact on our financial statements.

16. Pro Forma
     The following unaudited pro forma consolidated statements of income are presented as if all of the properties acquired between January 1, 2005 and September 30, 2005 had occurred January 1, 2005 and 2004.
     These pro forma consolidated statements of income should be read in conjunction with our historical consolidated financial statements and notes thereto for the three and nine months ended September 30, 2005, included in this Form 10-Q. The pro forma consolidated statements of income are not necessarily indicative of what actual results would have been had the acquisitions actually occurred on January 1, 2005 and 2004 nor purport to represent our operations for future periods.

	Nine Months Ended
Pro Forma	September 30,
(in thousands)	2005(1)	2004
Total revenue	$268,120	$253,076

Income applicable to common shareholders before discontinued operations	23,215	24,558

Net income applicable to common shareholders	81,289	37,726

Basic earnings per share:
Income applicable to common shareholders before discontinued operations	$0.51	$0.56
Net income applicable to common shareholders	$1.80	$0.86
Weighted average number of common shares outstanding	45,197	44,170
Diluted earnings per share:
Income applicable to common shareholders before discontinued operations	$0.51	$0.55
Net income applicable to common shareholders	$1.79	$0.85
Weighted average number of common shares and common share equivalents outstanding	45,459	44,358

(1) The pro forma results of operations for the nine months ended September 30, 2005 excludes a $2.2 million prepayment penalty due to its non-recurring nature. The $2.2 million loss is included in the line item “equity in (loss)/income of unconsolidated joint ventures and subsidiaries” on our consolidated statement of income during the three and nine months ended September 30, 2005.
17. Subsequent Events
     On October 3, 2005, we along with Brandywine Realty Trust(Brandywine), a Maryland real estate investment trust, agreed to combine our businesses by merging our company and a subsidiary of Brandywine under the terms of the merger agreement filed as Exhibit 2.1 of Brandywine’s Current Report on Form 8-K filed on October 4, 2005. Both of our boards of trustees have unanimously approved the merger, which we refer to as the REIT Merger.
     Upon completion of the REIT Merger, each of our common shares will be converted into the right to receive $21.50 in cash, subject to reduction by the amount of a special pre-closing cash dividend if the special pre-closing cash dividend is paid as described below, and 0.69 of a Brandywine common share. Cash will be paid in lieu of fractional shares. Because the portion of the merger consideration to be received in Brandywine common shares is fixed, the value of the consideration to be received by our common shareholders in the REIT Merger will depend upon the market price of Brandywine common shares at the time of the REIT Merger.
     As part of the merger transaction, we along with Brandywine have entered into separate agreements with The Prudential Insurance Company of America (Prudential). These agreements provide for the acquisition by Prudential (either on the day prior to, or the day of, the closing of the REIT Merger) of certain of our properties that contain up to an aggregate of approximately 4.3 million net rentable square feet for total consideration of up to approximately $747.7 million. As a condition precedent to the effectiveness of the acquisition agreements between Brandywine and or Prentiss and Prudential, Brandywine and Prentiss shall confirm that all conditions to such party’s and its affiliates’ obligations to effect the REIT merger have been irrevocably satisfied or waived in writing. We refer to the Prudential Acquisition as the Prudential Acquisition and we refer to the properties that Prudential will acquire as the Prudential Properties.
     If Prudential acquires the Prudential Properties on the day prior to the closing of the REIT Merger, we will cause our operating partnership to authorize a distribution payable to holders of our operating partnership common units on such date and then our board of trustees would declare a special cash dividend (which we refer to as the Special Dividend) that would be payable to holders of record of our common shares on such date and the cash portion of the REIT Merger consideration would be reduced by the per share amount of the Special Dividend. Our operating partnership distribution, and the Special Dividend, if declared, would be funded from net cash proceeds of the Prudential Acquisition. If Prudential acquires the Prudential Properties on the closing date of the

REIT Merger then the Special Dividend will not be declared and the cash portion of the REIT Merger consideration would not be reduced. Whether or not the Special Dividend is declared, the total cash that each of our shareholders will receive in connection with the consummation of the REIT Merger (either solely from the cash portion of the REIT Merger consideration or from a combination of the Special Dividend and the cash portion of the REIT Merger consideration) will equal the same aggregate amount and will be payable at the same time.
     On October 7, 2005, we exercised our right to complete a voluntary defeasance of our $180.1 million PPREFI portfolio loan and a $24.1 million mortgage loan collateralized by our Corporetum Office Campus properties. Pursuant to each defeasance, we transferred the mortgage loan to an unrelated successor entity along with proceeds necessary to acquire U.S. Treasury Securities sufficient to cover debt service including both interest and principal payments from the defeasance date through maturity of the loans. Proceeds used to defease the loans which totaled $216.4 million were funded with borrowings under our revolving credit facility.
     On October 14, 2005, we completed the sale of four industrials properties totaling approximately 682,000 net rentable square feet (“Chicago Industrial Properties”) located in Chicago, Illinois. The Chicago Industrial Properties were sold to an unrelated third party for approximately $30.0 million which resulted in a gain of sale of approximately $14.8 million. The proceeds of the sale were placed in escrow pending a Sec. 1031 like-kind asset exchange.
     On October 18, 2005, using the $37.2 million of sales proceeds from 123 North Wacker, $27.9 million of sales proceeds from the Chicago Industrial Properties, and additional borrowing under our revolving credit facility, we acquired from an unrelated third party, two office buildings with approximately 300,000 net rentable square feet. The properties are located in Herndon, Virginia and were acquired for gross proceeds of approximately $79.2 million. Additionally, we entered into a contract to acquire for $6.0 million a 1.6 acre parcel of land adjacent to the properties that can accommodate 120,000 square feet of new development. Closing of land is contingent on the seller receiving a waiver from a party holding a right of first refusal on the land.
     On October 27, 2005, we completed the sale, to an unrelated third party, of an office building containing approximately 101,000 net rentable square feet located in Dallas, Texas. The proceeds for the sale which totaled approximately $12.9 million, were used to repay a portion of outstanding borrowings under our revolving credit facility. As a result of the sale, subsequent to quarter end, we recognized a gain on sale of approximately $4.6 million.
     On October 31, 2005, we completed the sale to an unrelated third party, of one office building containing approximately 241,000 net rentable square feet located in Southfield, Michigan. The proceeds from the sale which totaled approximately $31.9 million, were used to repay a portion of outstanding borrowings under our revolving credit facility. As a result of the sale, subsequent to quarter end, we recognized a gain on sale of approximately $3.8 million.
     On November 1, 2005, using proceeds from our revolving credit facility, we paid off a $4.2 million loan collateralized by a property in Englewood, Colorado. The loan which was scheduled to mature on April 1, 2006, had an interest rate of 7.27%. In accordance with the terms of the loan, there were no prepayment penalties.